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                               HUFFCO GROUP, INC.
                           1000 Louisiana, Suite 6700
                             Houston, Texas  77002





Harken de Colombia, Ltd.
2505 North Hwy. 360, Suite 800
Grand Prairie, Texas  75050

Attention:  Richard H. Schroeder

                 Re:  Alcaravan Contract Area

Gentlemen:

                 Huffco Group, Inc. ("Huffco") is pleased to submit a proposal to acquire a 50% undivided interest in all of the rights of Harken de Colombia, Ltd. ("Harken") in that certain Association Contract between Harken and Empresa Colombiana de Petroleos ("Ecopetrol") dated effective February 13, 1993, as amended by letter dated July 22, 1994 (as so amended, the "Contract") and in and to the Alcaravan Contract Area in the Department of Casanare, Colombia (the "Contract Area"). Once accepted by Harken by execution and return of a copy of this letter, this letter shall constitute a binding agreement between Huffco and Harken, subject to the conditions in paragraph 10 below. The terms of the parties' agreement are as follows:

                 1. In consideration of Huffco's agreements contained herein, Harken agrees to sell, assign and convey to Huffco, and Huffco agrees to purchase and accept from Harken, effective as of August 1, 1994 (the "Effective Date"), an undivided fifty percent (50%) of Harken's rights and interest in the Contract, the Contract Area, and all related improvements, equipment, contracts, data, records, licenses and permits (the "Assigned Interest"). Harken shall execute and deliver to Huffco an instrument of assignment in substance similar to Exhibit A attached hereto, with such changes as the parties and their Colombian legal counsel may agree are reasonably necessary or desirable (the "Assignment"), as promptly as possible after Ecopetrol has approved the form of the Assignment (but in any case within 5 days thereafter).

                 2. In consideration of Harken's agreements contained herein, Huffco agrees to

                          a. pay Harken U.S. $200,000 in reimbursement of a portion of the costs previously incurred by Harken to perform the seismic survey conducted during the first year of the Contract, and





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                          b.      pay and bear 100% of the costs incurred by
         the parties from and after the Effective Date for joint operations pursuant to the terms of the Operating Agreement (as defined in paragraph 6 below) ("Joint Account Costs") until the total Joint Account Costs paid by Huffco pursuant to this paragraph 2.b equal $1.0 million or until the date of Huffco's notice of withdrawal pursuant to paragraph 8 below, whichever occurs first. If Huffco does not withdraw, Joint Account costs beyond the $1.0 million limit shall be borne 50% by Huffco and 50% by Harken in accordance with the terms of the Operating Agreement.

                 3. Huffco shall not be required to commence making payments under paragraphs 2.a or 2.b until Ecopetrol and the Colombian Ministry of Mines and Energy have approved the transfer of the Assigned Interest to Huffco pursuant to the terms of the Contract and have approved the form of the Assignment, and Huffco has received a duly executed copy of the Assignment from Harken. Within three business days after satisfaction of these conditions, Huffco shall make the payment required under paragraph 2.a above in immediately-available funds, in U.S. dollars, to Harken's designated bank account. Also following satisfaction of those conditions, Huffco shall commence payments under paragraph 2.b above by the payment of monthly cash calls and billings in accordance with the terms of the Operating Agreement.
All amounts billed or cash called shall be accompanied by detailed breakdowns of costs as shall be called for under the terms of the Operating Agreement, and copies of actual third party invoices shall be made available at Huffco's request. The first monthly cash call under the Operating Agreement following satisfaction of the conditions referenced above shall include Huffco's share of all Joint Account Costs pursuant to paragraph 2.b since the Effective Date.

                 4.       Harken represents and warrants to Huffco as follows:

                          a. Harken is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands. Harken has full corporate power and authority to execute, deliver and perform this letter, and the execution, delivery and performance hereof have been duly authorized by all necessary corporate action on the part of Harken.

                          b. The Contract is in full force and effect, and no provision of the Contract has been amended, waived or terminated. The Spanish language copy of the Contract furnished by Harken to Huffco (receipt of which is hereby acknowledged by Huffco) is a true and complete copy of the original, and there are no other agreements between Harken and Ecopetrol or any agency of the Colombian government regarding the Contract or the Contract Area.

                          c. Neither Harken nor, to Harken's knowledge, Ecopetrol is in default under the Contract.





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                          d.      Harken has to date expended at least $1.2
         million for operations in connection with the Contract.

                          e. Harken has good and defensible title, free of all encumbrances, to 100% of the "Associate's" interest in the Contract.

                          f. There are no suits, actions or proceedings pending, or to the knowledge of Harken, threatened, against Harken before any court or governmental authority, which, if adversely determined, would prevent the consummation of the transactions contemplated by this letter.

                          g. No consents, approvals or waivers are required to consummate the transactions contemplated by this letter except the consent of Ecopetrol and the Colombian Ministry of Mines and Energy under the terms of the Contract.

                          h. Harken has not directly or indirectly employed any broker, finder or intermediary to whom Huffco shall have any liability in connection with the transactions contemplated hereby.

                          i. Neither Harken nor any of its affiliates has taken or directed any other person to take any action in connection with the award, terms or continuation of the Contract, or with any other aspect of operations under the Contract or in the Contract Area, that would violate or create liability for either party under the United States Foreign Corrupt Practices Act, 15 USC Sections 78dd-1 and 78dd-2.

                 5.       Huffco represents and warrants to Harken as follows:

                          a. Huffco is a corporation duly organized, validly existing and in good standing under the laws of Delaware, U.S.A. Huffco has full corporate power and authority to execute, deliver and perform this letter, and the execution, delivery and performance hereof have been duly authorized by all necessary corporate action on the part of Huffco.

                          b. Huffco has not directly or indirectly employed any broker, finder or intermediary to whom Harken shall have any liability in connection with the transactions contemplated hereby.

                          c.      Huffco has the financial ability and
         substance to carry out and bear the obligations that it will assume pursuant to the terms of this letter.

                 6. Operations by Huffco and Harken under the Contract shall be conducted pursuant to the terms of an operating agreement to be negotiated and entered into by such parties promptly following the execution of this letter (the "Operating Agreement"). The parties intend





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that the Operating Agreement be based upon the AIPN Model Form International
Operating Agreement and that it provide, among other things, for the following:

                          a.      Harken will be appointed Operator;

                          b. In addition to any other grounds for removal, the Operator may be removed by a vote of the majority of the Non-Operators (i) if the Operator has committed a material breach of the Operating Agreement and has failed to cure that breach within 90 days of notice or (ii) if Operator together with its affiliates holds less than 20% of the Associate interest in the Contract. If any Non-Operator holding at least 20% of the Associate interest offers to provide services equivalent to those provided by Operator at a cost at least twenty percent lower than that proposed by Operator, and the offer is supported by specific designated reductions in line items in the approved or proposed work program and budget, Operator will either match those reductions or resign and vote to elect another party agreeing to enact such reductions as successor Operator. In the event any proposed cost savings could reasonably result in a materially increased risk of loss to life or property, a materially increased risk to the environment or higher premiums under insurance policies carried for the Joint Account, Operator may refuse to adopt such savings and need not resign from its position. If any non-Operator disagrees with Operator's analysis of the risks associated with such changes, then it may propose that the dispute be referred to arbitration.

                          c. The Operator will bear no liability as a result of being Operator except liability for the gross negligence or willful misconduct of its supervisory personnel at the field level and above. Gross negligence and willful misconduct will be objective standards not dependent on the good faith or bad faith of the Operator. In no event will the Operator be liable (beyond its percentage interest) for environmental, consequential, punitive or similar indirect damages.

                          d. Decisions will be made at Operating Committee meetings by votes of two or more unaffiliated parties having at least 68% of the Associate interest, except that (i) Operator will be permitted to make certain decisions regarding the conduct of the minimum work program and mandatory relinquishments necessary to satisfy the parties' obligations under the Contract in the event of a deadlock and (ii) unanimous votes will be required for the voluntary relinquishment of portions of the Contract Area, amendment or termination of the Contract, and amendment or termination of the Operating Agreement.

                          e. When a well has been drilled as proposed, the Operator will make its recommendation as to subsequent operations.
         Any Non-Operator may make an alternate proposal. In the event multiple proposals are made, preference will be given in the following priority: (i) additional testing; (ii) completion at the target depth; (iii) deepening; (iv) sidetracking; (v) plugging back and attempting completion at a shallower depth; (vi) other operations; and
         (vii) plugging and abandonment.





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                          f.      The Operator will be required to solicit
         competitive bids for all contracts in excess of U.S. $150,000 and shall obtain the approval of the Operating Committee for any contracts awarded to affiliates.

                          g.      The Operator will furnish and obtain
         Operating Committee approval for AFEs for all operations (excluding general and administrative activities) estimated to cost in excess of U.S. $50,000.

                          h. The Operator will be entitled to make emergency cash calls during a month if the Operator is required to pay amounts exceeding U.S. $50,000 that were not foreseen at the time of the regular monthly cash call.

                          i. The Operating Agreement will provide for minimum levels of insurance coverage.

                          j. Wells, well bore operations and development may be conducted as sole risk operations by fewer than all parties if not approved as joint operations. Seismic and other geophysical data gathering operations may not be conducted on a sole-risk basis (except as part of a sole risk well or development and except that any party may individually conduct a seismic program on the Contract Area at its sole expense conditioned upon it agreeing to make such data available to all parties for their use).

                          k. Parties not participating in exclusive (sole risk) operations will be required to pay actual costs plus cash premiums of 1500% to restore their rights in any operations in which they fail to participate. The cash premiums will be payable by separate letter agreement performable at a mutually-agreeable location outside of Colombia. If a party fails to restore its rights in an exploitation area at the time development is approved, that party will be deemed to have forfeited all interest in the exploitation area.

                          l. Reimbursements from Ecopetrol pursuant to Clause 9 of the Contract will be shared by the parties in proportion to the reimbursable costs actually borne by or attributed under this paragraph to each. For this purpose, each party will be considered to have borne $1.2 million in reimbursable expenses at the time Huffco satisfies its obligations under paragraph 2.b.

                          m. The Operator will furnish the representative of the parties for the Executive Committee under the Contract and will otherwise be the principal representative of the parties before Ecopetrol and the Colombian Ministry of Mines and Energy. In such roles, the Operator and its representative will act only in accordance with the instructions of the Operating Committee. The Non-Operators will be entitled to have personnel attend all meetings with Ecopetrol and the Colombian Ministry of Mines and Energy except to the extent those authorities determine otherwise.





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                          n.      The Operator will only be entitled to charge
         the Joint Account for amounts contained in approved Work Programs and Budgets (as they may be amended by approved AFEs) or otherwise authorized under the Operating Agreement and for overruns not to exceed in the aggregate 12.5% of any individual line item and 5% of the entire annual budget.

                          o. Any party will be entitled to withdraw at the time the Work Program and Budget is approved for the following calendar year or the time the parties must elect to Ecopetrol to continue into the next Contract year, whichever comes first, from all of the Contract Area except existing discoveries in which that party has participated, and the withdrawing party will be relieved of liability for subsequent minimum work programs for exploration under the terms of the Contract.

                          p. Any obligation to sell or refine oil and/or gas in the domestic Colombian market will be borne by the parties in proportion to their shares of the production affected.

                          q. Any party will be entitled to elect not to participate in any approved operation that can be conducted on a sole risk basis.

                          r. A separate completion election will be made for each well following receipt of the results of all approved tests.

                          s. The Operating Agreement will be governed by the laws of Texas and disputes will be resolved pursuant to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

                          t. Each party will be free to assign all or a part of its interest in the Contract and the Operating Agreement, provided that the assignee is technically and financially competent and that neither the assignor nor the assignee will be left with less than a 10% Associate interest.

                          u. Each party will have a right of first refusal to participate for its percentage interest share in any opportunity obtained by any party to transport and market production from the Contract Area for a term in excess of 180 days, subject to any limitations that may be desirable to insure that the parties avoid association status for U.S. tax purposes.

                          v. The Operator will be entitled to select the statutory auditor for operations under the Contract. The Non-Operators will have independent audit rights.

                          w. Overhead will be charged as set forth on the Accounting Procedure attached hereto as Exhibit B. Manday rates charged for timewriting employees under the





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         Accounting Procedure shall be limited to the actual salary and bonus of those employees and pro-rata employee benefit costs.

The parties agree that the Accounting Procedure attached hereto as Exhibit B shall be used as the Accounting Procedure under the Operating Agreement.

                 In the event of a conflict between the provisions of this letter and the provisions of the Operating Agreement, the provisions of this letter shall prevail. Until the Operating Agreement has been executed by both parties, all decisions and elections with respect to the Contract and Contract Area arising after the date hereof must be approved by both Huffco and Harken.

                 7. The parties agree in advance that the first well to be drilled under the Contract shall be a well on the El Mundo Neuvo prospect (the "El Mundo Well"). The parties shall select the final well location following evaluation of the reprocessing of seismic line HE-94-9 and the modeling of seismic line HE-94-7. If line HE-94-9 clearly identifies a structurally high position with a well-defined fault cut, the El Mundo Well will be located between shot points 270 and 300 on that line. If line HE-94-7 contains the structural high location, the El Mundo Well will be located between shot points 250 and 270 on that line. The parties also agree that the seismic program required under the second year of the Contract shall consist of 25 km of seismic to be shot at a mutually agreeable location in the Contract Area (the "Seismic Program"). Harken shall submit AFEs for both the El Mundo well and the Seismic Program to Huffco under the terms of the Operating Agreement promptly after execution of the Operating Agreement by the parties. Unless the parties agree otherwise in writing or except in the event of an emergency, they shall not conduct further operations chargeable to the Joint Account under the Contract (except the Seismic Program) until the El Mundo Well has been drilled and logged and copies of the logs have been distributed to the parties, unless the well shall be abandoned before reaching objective depth by the agreement of the parties as provided in the Operating Agreement.

                 8. Huffco may, by written notice to Harken, elect to withdraw from the Contract and Operating Agreement (and, if applicable, the Second Contract and the Second Operating Agreement (as defined below)) and reassign its interests therein to Harken at any time during the 30 day period following the completion of drilling and logging and receipt of the well logs for the El Mundo Well or the abandonment of the El Mundo Well before reaching objective depth by the agreement of the parties, whichever first occurs ("Casing Point"). Taxes, fees and similar costs charged by Ecopetrol and the government of Colombia in connection with the approval of the reassignment or for related filings, notarizations and the like shall be borne by Huffco. Huffco shall have no liability for costs incurred following its withdrawal, including without limitation costs for any remaining minimum work program under the Contract (and Second Contract) and any remaining work program and budget approved under the Operating Agreement (and Second Operating Agreement), other than costs to plug and abandon the El Mundo Well if it is not completed for production and any remaining costs of the Seismic Program and (if applicable) the Second Contract Work Program. In the event of its withdrawal under this





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paragraph 8, Huffco shall not be liable for its share of any Seismic Program costs in connection with the Contract that exceed $175,000 or such other amount as the parties may subsequently mutually agree. Once the Seismic Program has been completed (and, if applicable, the El Mundo Well has been plugged and abandoned), Harken shall send Huffco a statement showing all Joint Account Costs paid by Huffco pursuant to paragraph 2.b and this paragraph 8. Within 30 days after receipt of the statement, Huffco shall pay to Harken in immediately available funds the amount remaining, if any, after subtracting from U.S. $1,000,000 all such amounts previously paid by Huffco. Neither Huffco nor Harken shall withdraw from the Contract and Operating Agreement prior to Casing Point.

                 9. Huffco shall have a right of first refusal to acquire an undivided fifty percent (50%) interest in any association contract or similar agreement that Harken or its affiliates acquire within 180 days from the date of this letter that includes any acreage that is contiguous to the Contract Area (the "Second Contract"). Should Harken or any affiliate desire to acquire such a contract, it shall first send notice to Huffco describing the contract terms. Huffco shall have ten (10) days from receipt of notice to elect to join in the Second Contract as an original party (or as an assignee if so required by Ecopetrol) and to bear 50% of any costs of application and of any mandatory first year work program required by the Second Contract (the "Second Contract Work Program"). If the parties both acquire interests in the Second Contract, they shall enter into an operating agreement with respect to the Second Contract in substantially the form of the Operating Agreement (the "Second Operating Agreement").

                 10. Neither Huffco nor Harken may assign, pledge, encumber or otherwise transfer all or any part of its rights and obligations in the Contract and the Operating Agreement prior to Casing Point, except that Huffco may transfer its entire interest to an affiliate (but will remain liable following such a transfer). After Casing Point, either party may assign all or any part of its rights and obligations, subject to the terms of the Contract and the Operating Agreement.

                 11. Promptly after the execution of this letter, Harken shall furnish Huffco with copies of all data in its or its affiliates' possession, including without limitation geological and geophysical data, that relates to the Contract Area, except data that it is prohibited from disclosing by law or third party agreement. To the extent possible, Harken shall reproduce such data in-house at its cost. If Harken cannot reproduce any data in-house without undue burden, it shall be deemed to have satisfied its obligations under this paragraph 11 if it so notifies Huffco and offers to have such data reproduced by a third party at Huffco's expense. If this letter is terminated pursuant to paragraph 12, Huffco shall promptly return data received under this paragraph 11 to Harken.

                 12. The obligations of the parties under this letter, except those obligations in paragraphs 13, 15, 16 and 17, shall be subject to receipt of the approval by Ecopetrol and of the Colombian Ministry of Mines and Energy of the transfer of the Assigned Interest to Huffco under the terms of the Contract and of the form of the Assignment. As soon as reasonably possible





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
following execution of this letter, Harken shall submit a certificate to Ecopetrol and the Colombian Ministry of Mines and Energy requesting approval of the transfer of the Assigned Interest and shall diligently pursue approval thereafter. Following the receipt of such approval, the parties shall submit the form of the Assignment for approval and shall diligently pursue approval thereafter. If Ecopetrol or the Colombian Ministry of Mines and Energy should fail to approve the transfer of the Assigned Interest and the form of Assignment within 45 days after the date of this letter, then Huffco may, at its option, terminate this letter, except paragraphs 13, 15, 16 and 17, at any time prior to receipt of such approvals by written notice to Harken. In addition, the obligations of Harken under this letter shall be subject to Huffco's commencement of payment under paragraphs 2.a and 2.b within 45 days after the date of this letter. If Huffco has not commenced payment by that date, then, notwithstanding whether the conditions in paragraph 3 have been satisfied, Harken may, at its option, terminate this letter, except paragraphs 13, 15, 16 and 17, at any time prior to Huffco's commencement of payment by written notice to Huffco. Furthermore, the obligations of Huffco under this letter shall be subject to receipt of the executed Assignment on or before the date due, failing which Huffco may, at its option, terminate this letter (except paragraphs 13, 15, 16 and 17) at any time prior to receipt of the executed Assignment by written notice to Harken.

                 13. Each party shall pay its own legal fees and other costs and expenses (including income or profits taxes, if any) incurred by it in connection with the transactions contemplated by this letter. The parties shall each bear one-half of any taxes (other than income or profits taxes), fees or similar costs charged by Ecopetrol or the government of Colombia in connection with the approval of the Assignment (and any assignment of interest in the Second Contract to Huffco) or for related filings, notarizations and the like.

                 14. The representations and warranties in paragraphs 4 and 5 above shall survive the execution and delivery of the Assignment and the satisfaction of Huffco's obligations under paragraph 2.

                 15. This letter shall be construed in accordance with, and the rights and obligations of the parties governed by, the laws of the State of Texas, U.S.A. Each party consents to be subject to the jurisdiction of the courts of Texas for the limited purpose of the enforcement of this letter.

                 16. It is not the intention of the parties to create, nor shall this letter be construed as creating, a mining or other partnership or other association or otherwise render the parties liable as partners. The liability of the parties hereto shall be several and not joint or collective.

                 17. Unless otherwise specifically provided, all notices under this letter shall be given in writing and in the English language and shall be delivered in person or sent by courier service, telex or telecopier to each party at the address given below. Notice shall be deemed given only when received by the party to whom such notice is directed.





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                          Huffco Group, Inc.
                          First Interstate Bank Plaza
                          1000 Louisiana, Suite 6700
                          Houston, Texas  77002
                          Attention:  David A. Trice
                          Telecopy:  (713) 651-0119

                          Harken de Colombia, Ltd.
                          2505 North Hwy. 360, Suite 800
                          Grand Prairie, Texas  75050
                          Attention:  Larry E. Cummings
                          Telecopy:  (817) 652-4463

Either party may change its address for notice by delivering notice to the other in the manner provided for above.

                 18. This letter (including the Exhibits) constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements, whether written or oral. This letter may be amended only in a writing signed by both parties.

                 19. This letter shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

                 20. Each party agrees to execute and deliver such further documents and take such further actions as the other may reasonably request to consummate and assure the effectiveness of the transactions contemplated by this letter.

                 21. This letter may be executed in any number of counterparts, and by different parties in separate counterparts, all of which shall be considered to be one agreement.





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                 If the foregoing accurately sets forth your understanding, please execute two originals of this letter in the space provided below, retain one fully executed original for your files, and return the other to the undersigned. This proposal will expire unless a signed copy is received by the undersigned on or before 5:00 p.m. on Wednesday, September 14, 1994.

                                           Very truly yours,

                                           HUFFCO GROUP, INC.



                                           By:_____________________________


AGREED TO AND ACCEPTED
THIS ____ DAY OF __________, 1994

HARKEN DE COLOMBIA, LTD.



By:_______________________________________





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